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                                  EXHIBIT 10.16


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*Indicates material has been omitted pursuant to a request for confidential information.



                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

         This Intellectual Property License Agreement (this "Agreement") is by and between Internet Pictures Corporation ("iPIX") having a place of business at 1009 Commerce Park Drive, Oak Ridge, Tennessee 37830, and Homestore Virtual Tours, Inc. ("HVT") having a place of business at 30700 Russell Ranch Road, Westlake Village, CA 91362. iPIX and HVT shall each be referred to as a "Party" herein, and collectively, as the "Parties."

         WHEREAS, iPIX is the owner of or otherwise has the right to grant licenses with respect to certain Intellectual Property (as defined below);

         WHEREAS, HVT is interested in acquiring a license to the Intellectual Property in connection with Virtual Tours (as defined below) only for use in the Residential Real Estate Market (as defined below); and

         WHEREAS, iPIX is willing to convey such license to HVT.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.       INTRODUCTION

iPIX and HVT have contemporaneously entered into a Preferred Escrow Agreement, a Product Development Agreement, and a Processing, Hosting and Distribution Agreement ("PH&D Agreement"). The terms in this Agreement shall control in the event of any conflict between such terms and the terms of the Preferred Escrow Agreement, Product Development Agreement, or PH&D Agreement.

2.       DEFINITIONS

2.1. Affiliate: Any corporation or other business entity that either directly or indirectly controls a Party to this License Agreement, is controlled by such Party, or is under common control of such Party. As used herein, the term "control" means possession of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.

2.2. Deposit Materials: Source code, object code, psuedo code, including procedures for compiling object code from source code, and formal documentation for Licensed Technology. Formal documentation may include comments within source code, engineering requirement specifications, functional specifications, work flow diagrams, user manuals, release notes, or statements of work which are in existence and in current form as of the date of submission into escrow.

2.3. Double Payment Default: During any given 12 month period, in which HVT is twice delinquent in payments due under Article 7 (Royalties), and on the first


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         delinquent payment iPIX has provided 60 days written notice of such delinquency, and on the second delinquent payment, iPIX has provided 60 days written notice and follow-up telephone calls to HVT's general counsel and its chief financial officer, HVT shall be deemed in "Double Payment Default" if the second payment is not made payment with 15 days of such telephone calls or such 60 days, whichever is later;

2.4. Excluded Technology: Any iPIX technology not satisfying the definition of Licensed Technology, Virtual Tour Technology or Other Viewing Technology, including without limitation:

         (a) except as required to Process or view Virtual Tours or view Residential Real Estate properties, technologies for transporting (e.g., sending, receiving), transforming (e.g., resizing, converting file formats, watermarking, cropping, manipulating), and deploying (e.g., sending, storing, serving) media objects (e.g., images, xml, audio);

         (b) server network and infrastructure, other than proprietary technology needed to view Virtual Tours or Residential Real Estate properties in respect of Licensed Technology;

         (c) hosting and distribution technologies (other than such technologies for viewing or interacting with a Virtual Tour);

         (d)      monitoring and reporting technologies;

         (e) technology related to flat still or video images (other than such images or technologies for Capturing, Processing or viewing a Virtual Tour); and

         (f)      surveillance systems or teleconference systems.

2.5. Exterior Virtual Tour: A Full Service Virtual Tour that includes only a single image of the exterior of a Residential Real Estate property.

2.6. Full Service Virtual Tour: A product that includes the services via an authorized channel consisting of Capturing, Processing, Hosting and Distribution (each as defined in the PH&D Agreement) a Virtual Tour.

2.7.     Foreign: Countries other than the United States and its possessions.

2.8. Improvements: All future versions, revisions, corrections, bug fixes, refinements, and enhancements including new platform, operating system or browser support, future versions, revisions, corrections, bug fixes, refinements, and enhancements that add to the image capture, creation, processing and viewing experience of Virtual Tour Technology or Other Viewing Technology (as the case may be), or new products or services satisfying the respective technology definition of Virtual Tour Technology or Other Viewing Technology (as the case may be), whether acquired, developed, created, licensed (with right to sublicense) or otherwise controlled or available for licensing.

2.9 Intellectual Property: Patents, trade secrets, copyrights, moral rights, or know-how that relate to Virtual Tours or Licensed Technology.


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2.10.    Key: A digital code that enables an end-user to create a single image for a Virtual Tour.

2.11. Licensed Technology shall mean the Virtual Tour Technology, and shall also mean Improvements and Other Viewing Technology as provided in
         Section 3.5 (Future Licenses). In no event shall Licensed Technology include Excluded Technology.

2.12. Patents: All current and future United States and Foreign patents and patent applications owned by iPIX or its Affiliates, or with respect to which iPIX or its Affiliates have the right to grant licenses, that relate to the Licensed Technology. From iPIX's and its Affiliates' current patent portfolio, Patents shall only include the U.S. patents and patent applications listed in Schedule 2.7(A) and the Foreign patents and patent applications listed in Schedule 2.7(B), however, Patents do not include the patents and applications listed in Schedule 2.7(C) unless subject to Section 3.5(c).

2.13. Productize: Actively marketing, distributing and selling a bona fide product or service in commerce to customers in the Residential Real Estate Market. Productization occurs upon the launch of such products or services.

2.14. Other Viewing Technologies: Software, source code, object code, pseudo code, including technology, algorithms, and other processes, tools, and utilities that could be used to view a Residential Real Estate property, other than Virtual Tour Technology. In no event shall Other Viewing Technology include Excluded Technology.

2.15.    Residential Real Estate Market: Residential Real Estate Market means
         (i) the marketing of new and/or existing Residential Real Estate that are for sale, lease or rent through display (electronic or otherwise) on the Internet or otherwise, (ii) the sale of products and/or services to residential real estate professionals such as agents, brokers and lenders for display (electronic or otherwise) on the Internet or otherwise, (iii) the display (electronic or otherwise) or offering for sale on the Internet or otherwise of any products and/or services relating to moving to or from any Residential Real Estate, (iv) the display (electronic or otherwise) or offering for sale on the Internet or otherwise of any products and/or services relating to renovation, home improvement, repair or maintenance of any Residential Real Estate,
         (v) the display (electronic or otherwise) or offering for sale on the Internet or otherwise of any products and/or services relating to financial matters relating to the ownership, lease or renting of any Residential Real Estate, including making or obtaining loans or other financing and tax matters, (vi) the display (electronic or otherwise) or offering for sale on the Internet or otherwise of any products and/or services relating to interior furnishing, decoration and design, including planning, room and floorplan design, style, furniture, fixtures and hiring of design professionals in respect of the Residential Real Estate or (vii) the display (electronic or otherwise) or offering for sale on the Internet or otherwise of any products and/or services relating to outdoor living, lawn and gardening, including growing basics and tips, plants, lawn and landscaping and hiring of related professionals in respect of Residential Real Estate.


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2.16.    Residential Real Estate: Non-mobile personal dwellings or units
         (primary, secondary or otherwise), including new and used homes, condominiums, townhomes, apartments, vacation homes, manufactured homes, senior housing and timeshares, which timeshares are marketed for sale only, and architecture, engineering and construction of the foregoing (other than the architecture, engineering and construction of buildings containing multiple-dwelling units), farms and ranches. Residential Real Estate excludes (i) land without improvements, (ii) commercial property for sale or lease, (iii) all other architecture, engineering and construction, (iv) transportation, (v) travel and hospitality (i.e., multi-unit vacation rentals, bed and breakfasts, hotels and resorts, timeshares (rental only), and cruise ships) and
         (vi) insurance. With respect to countries outside of the United States, "Residential Real Estate" will not limit the intended scope of the License solely as a result of foreign zoning and related laws that do not distinguish between residential and commercial real properties in a manner similar to that in the United States.

2.17. Self-Service Virtual Tour: Virtual Tour that is Captured and Processed (each as defined in the PH&D Agreement) by the end-user.

2.18.    United States: The United States of America and its possessions.

2.19. Virtual Tour: One or more interactive (user controlled or otherwise controlled) and panoramic images (including panoramic images that are larger or smaller than the user's viewing window area) to provide a visual simulation of being present at or immersed in a Residential Real Estate property, which enables the user to look at and spatially navigate (if desired) in the image by without limitation panning, tilting, zooming, rotating, or moving within the image or experience through other senses such as sound, touch, smell, or taste.

2.20. Virtual Tour Technology: Software, source code and related documents, object code, pseudo code, including technology, algorithms, and other processes, tools, and utilities relating to capturing, creating and viewing Virtual Tours, including but not limited to capturing, processing, editing, sequencing, viewing, interacting with, displaying, navigating, and correcting the perspective of Virtual Tours. In no event shall Virtual Tour Technology include Excluded Technology.

3.       GRANT

3.1.     Licenses: iPIX grants to HVT the following Licenses:

(a) U.S. License: iPIX hereby grants to HVT an irrevocable, perpetual, exclusive (including exclusive to iPIX and its Affiliates, except as provided herein) license, including a limited right to sublicense (as specified below), under iPIX's Intellectual Property to make, use, offer for sale or sell products or services using the Licensed Technology, including but not limited to the right to Process, Host and Distribute (each as defined in the PH&D Agreement) Virtual Tours, only in the United States Residential Real Estate Market (hereinafter the "U.S. License"), subject to the limitations set forth in the Deposit Material License. Accordingly, iPIX and its Affiliates shall not directly or indirectly make, use, offer for sale or sell products or services using the Licensed Technology in the United States


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         Residential Real Estate Market, except as provided in Section 3.2
         (Grant Back of Sublicense) and Section 3.8 (Cendant).

         (b) Foreign License: iPIX hereby grants to HVT an irrevocable, perpetual, non-exclusive license, including a limited right to sublicense (as specified below), under iPIX's Intellectual Property to make, use, offer for sale or sell products or services using the Licensed Technology only in the Foreign Residential Real Estate Market (hereinafter the "Foreign License").

         (c) Deposit Materials License: iPIX hereby grants to HVT an irrevocable, perpetual license, including a limited right to sublicense (as specified below), under iPIX's Intellectual Property (i) to reproduce, modify, and create works derivative of the Deposit Materials only for its internal use to develop, back-up, or maintain the Licensed Technology or Process, Host and Distribute (each as defined in the PH&D Agreement) Virtual Tours, and (ii) to reproduce, perform, display, distribute and sell to third parties the Deposit Materials (including any modifications or derivatives thereof) only in object code, pseudo code, or otherwise executable form (hereinafter the "Deposit Materials License"). The Deposit Materials License is subject to the rights, restrictions and obligations in the U.S. License, the Foreign License, and the Preferred Escrow Agreement.

3.2. Grant Back of Sublicense: HVT hereby grants back a non-exclusive, paid-up license, including the right to sublicense, to iPIX to make, use, offer for sale or sell products or services using the Licensed Technology in the Residential Real Estate Market in the United States only to the extent necessary to perform iPIX's obligations under this Agreement, the PH&D Agreement, and the Product Development Agreement.

3.3. End-User Sublicense: The Licenses of Section 3.1 shall include the right of HVT to sublicense to bona fide distributors of HVT and to end-users the right to use, sell or offer to sell end user products or services using Licensed Technology, in object code form only, subject to the limitations in such Licenses. All sublicenses for such products or services shall include a prohibition on using or distributing such products or services outside the Residential Real Estate Market. All such sublicenses shall expressly name iPIX as a third party beneficiary so that iPIX has standing to enforce sublicensee violations of the prohibited use described above. HVT shall not be liable to iPIX for any sublicensee breach as long as HVT has complied with the requirements of this Section.

3.4. Technology Provider Sublicense: The Licenses of Section 3.1 shall also include the right of HVT to sublicense to third-party service providers (i.e., parties other than iPIX) the right to use, reproduce, modify, create works derivative of, display and perform (collectively, "Use") Licensed Technology solely for the benefit of HVT and its Affiliates and under the direction of HVT, including the right to Process, Host and Distribute (each as defined in the PH&D Agreement) Virtual Tours. Any such sublicenses will include the restrictions of this Agreement between HVT and iPIX, including the requirements of Article 5 (Confidentiality) and Article 6 (Heightened Duty of Confidentiality for Source Code). HVT shall make commercially reasonable efforts in all such sublicenses to expressly name iPIX as a third party beneficiary and HVT shall make commercially reasonable


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         efforts to enforce such sublicenses including indemnification provisions therein relating to breaches of confidentiality or prohibited use. Without limiting iPIX's remedies against third party's violations, HVT shall be liable for third party breaches as and to the extent set forth in Section 8.4.

3.5. Future Licenses: As long as (i) HVT has not elected to cease paying the Minimum Annual Fee under Section 7.5; (ii) HVT is not in Double Payment Default; (iii) HVT has not incurably and materially breached Articles 5 (Confidentiality) and 6 (Heightened Duty of Confidentiality for Source
         Code), after 60 days written notice of such material breach has been provided by iPIX to HVT; and (iv) cessation has not occurred under
         Article 9 (Cessation); then the Licenses under Section 3.1 shall apply as follows:

         (a) Any Improvements to the Virtual Tour Technology made or controlled by iPIX or its Affiliates ("iPIX Improvements") shall be considered Licensed Technology under the Licenses. iPIX shall deliver and otherwise make available to HVT all such iPIX Improvements in order to allow HVT to obtain and exercise the benefits of such iPIX Improvements.

         (b) As long as the Deposit Materials have not been released from escrow (except for a limited release under Section 3.18, below), any Other Viewing Technology or Improvements thereto made or controlled by iPIX or its Affiliates that HVT Productizes shall be considered Licensed Technology under the Licenses. In all cases, the Parties will negotiate in good faith appropriate royalties for such Other Viewing Technology following the guidelines set forth in Article 7 (Royalties), below. If such appropriate royalties cannot be reached amicably within 30 days, such royalties will be determined through binding arbitration, provided, however, that during such arbitration HVT may distribute products or services using such Other Viewing Technology and will pay a interim royalty to iPIX of *. Upon resolution of such arbitration, the Parties will promptly pay any discrepancies between the arbitrated royalty and the interim royalty. If iPIX is subject to a corporate reorganization, consolidation, merger or sale of substantially all assets in favor of an acquiring party, then this subsection (b) (and no other provisions of this Agreement) shall terminate upon 30 days notice, which shall be a release event for the Deposit Materials relating to the Other Viewing Technology.

         (c) iPIX's or its Affiliates' Intellectual Property rights in the Licensed Technology under subsections (a) and (b), above, shall be subject to the Licenses in Sections 3.1 (a) and (b). iPIX's or its Affiliates' Intellectual Property copyrights in the Licensed Technology under sub-sections (a) and (b), above, shall be subject to the License in Section 3.1 (c).

3.6. Non-iPIX Improvements: Any subsequent Improvements made or controlled by or on behalf of HVT, its Affiliates, or authorized third parties under this Agreement shall be owned by HVT or such Affiliates; provided, that to the extent any such subsequent Improvements incorporates pre-existing Licensed Technology owned by iPIX, such pre-existing Licensed Technology shall be considered Licensed Technology under the Licenses of Section 3.1.


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3.7.     Ownership: Nothing in this Agreement shall operate to assign or transfer ownership of the Intellectual Property, Improvements, or new products or services owned by iPIX. All rights not expressly granted herein are reserved by iPIX. *

3.8.     [Intentionally left blank]

3.9. Inventory of Virtual Tours: iPIX hereby transfers and assigns its rights in its inventory of existing Virtual Tours relating to the United States Residential Real Estate Market to HVT. iPIX acknowledges that it has no ownership claim to any subsequent Virtual Tours created using the Virtual Tour Technology that is subject to the Licenses for use in the Real Estate Market.

3.10. iPIX End-User Licenses: All sublicenses or licenses (collectively, "licenses") of iPIX's end-user products and services using Licensed Technology shall include a prohibition on using or distributing such products or services in the United States Residential Real Estate Market, except as provided in Section 3.8 (Cendant). All such licenses shall expressly name HVT as a third party beneficiary so that HVT has standing to enforce licensee violations of the prohibited use described above. iPIX shall not be liable to HVT for any licensee breach as long as iPIX has complied with the requirements of this Section. Notwithstanding the foregoing, iPIX may distribute its existing inventory of Self-Service Virtual Tour software having 10 or less bundled Keys (but not more than 1000 keys to any one customer in a single or related series of transactions) that have pre-printed license agreement without such a prohibition for up to six months after the effective date hereof, provided, further, that iPIX will use commercially reasonable efforts to include such prohibitions in such licenses or include a prominent notice that such software may not be used in the United States Residential Real Estate Market. Within 15 days of the effective date, Keys purchased via iPIX's web site shall include such prohibition. The provisions of this Section shall not be deemed to limit in any way the other provisions of this Article 3.

3.11. iPIX Source Code Sublicenses: In the event iPIX sublicenses or licenses (collective "license") its source code relating to the Licensed Technology to a third party (other than under Section 3.2 (Grant Back of Sub-License)), such licenses shall include a prohibition on using or distributing such source code or resulting products or services for use in the United States Residential Real Estate Market, except as provided in Section 3.8 (Cendant). iPIX shall make commercially reasonable efforts in all such sublicenses to expressly name HVT as a third party beneficiary and iPIX shall make commercially reasonable efforts to enforce such licenses including indemnification provisions therein relating to breaches of confidentiality or prohibited use. Without limiting HVT's remedies against third party's violations, iPIX shall be liable for third party breaches as and to the extent set forth in
         Section 8.4.

3.12. Excluded Foreign Parties: Notwithstanding anything to the contrary in the Foreign License, iPIX shall not directly sell, license, make available or otherwise provide Licensed Technology for use in the Residential Real Estate Market to a single third parties in the respective regions of Latin America, Europe, and Asia, which third parties to be mutually agreed upon within 7 days of the date hereof.


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3.13.    Escrow: iPIX shall place into escrow, under the Preferred Escrow
         Agreement, all Licensed Technology for the Residential Real Estate Market in existence as of the date hereof. iPIX shall deposit into escrow all Licensed Technology under Section 3.5 within 21 days of the release or Productization thereof by of for benefit of HVT.

3.14. No Intrusive Features: Except at HVT's request, iPIX shall not create in the Licensed Technology or impose during the provision of services to HVT or build into iPIX's technology any features that require registration by the user or any other features that intrude upon the user experience and are not necessary to the functionality of the Licensed Technology or the end-user products derived therefrom, regardless of the method or channel of distribution (e.g., including through distributors). iPIX agrees that it may not charge any amounts to HVT's customers, suppliers or distributors in respect of their use of end-user products using the Licensed Technology. The foregoing provisions of this Section shall not mean that iPIX is prohibited from utilizing functionality required to be competitive and consistent with the then current industry standards.

3.15. Third Party Technology: Nothing in this Agreement shall limit or restrict HVT's or its Affiliates' right to use, acquire, license or otherwise utilize or exploit any technology or intellectual property of any other party or any other party for services.

3.16. Productization: To the extent any Licensed Technology will be Productized for the Residential Real Estate Market, the Parties shall negotiate in good faith a Statement of Work under the Product Development Agreement. If the Parties are unable to agree to a Statement of Work within 30 days, then HVT may make such Productization itself or use third party service providers subject to the terms of this Agreement. In such event, iPIX shall deliver to HVT the relevant source code within 10 days of HVT's written request.

3.17.    Limited Escrow Releases:

         (a) Specific Customizations: In the event that HVT desires to utilize technology providers other than iPIX for specific customizations and modifications to Licensed Technology in escrow under the Preferred Escrow Agreement, for which the Parties have not agreed to a Statement of Work under the Product Development Agreement after 30 days of good faith negotiations, then HVT may make such specific customizations and modifications itself or use third party service providers subject to this Agreement. In such event, iPIX shall deliver to HVT the relevant source code within 10 days of HVT's written request. If iPIX fails to deliver such source code, then HVT shall have the limited right to withdraw such source code from escrow, and shall return all copies of such released source code back into escrow and HVT may retain a copy of the customizations and modifications.

         (b) Non-iPIX Processing: In the event that HVT elects to use Non-iPIX Services to Process Virtual Tours (as provided in the PH&D Agreement), HVT shall have the limited right to withdraw such necessary Deposit Materials for the service provider to Process Virtual Tours. Prior to such release, HVT shall provide at least 15 days prior notice specifying which


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                  Deposit Materials it seeks to withdraw from escrow. Promptly upon cessation of the needed access to such Deposit Materials to perform the Processing services, such Deposit Materials shall be returned to escrow.

3.18. Product Development Meetings: As long as the provisions of Section 3.5 are applicable to Licensed Technology, the Parties shall meet and confer in good faith during the first 30 days from the effective date and on a regular basis thereafter (at least once per calendar quarter) to determine which Licensed Technology is available for licensing or Productization hereunder, and iPIX shall provide reasonable access to its employees and relevant information in such meetings so that HVT can make such determinations in an informed manner.

3.19. Hosting and Distribution of Keys: iPIX shall continue to Host and Distribute (each as defined in the PH&D Agreement) Self-Service Virtual Tours sold or distributed by HVT consistent with its present practice, and may discontinue such Hosting and Distribution with 6 months written notice; provided, that upon such discontinuation, the Key Royalty under
         Section 7.3 shall be discontinued.

3.20. Delivery. iPIX shall deliver to HVT from time to time all materials reasonably necessary for HVT to exercise its rights hereunder. Such materials shall include form end-user agreements, copies of end-user software for duplication, instruction manuals for end-user products and the like.

4.       MAINTENANCE AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

4.1. Maintenance: iPIX shall use commercially reasonable efforts to maintain issued patents and prosecute patent applications licensed under this Agreement, which shall be done at iPIX's discretion and expense. For all patent applications licensed under this Agreement, iPIX shall provide HVT copies of all written correspondence to and from the Patent and Trademark Office and shall reasonably consider any comments relating thereto from HVT. In the event iPIX elects in good faith to cease paying maintenance fees on an issued patent licensed under this Agreement because iPIX no longer desires to maintain such patent, then iPIX shall provide notice to HVT 30 days prior to abandonment, and HVT shall have the option to continue paying maintenance fees for such patents on behalf of iPIX, and the Parties shall negotiate in good faith terms for an assignment of such patent, however, such assignment shall not be mandatory. In no event shall iPIX assign any licensed patent (except as part of a corporate reorganization, consolidation, merger or sale of substantially all related assets used in the Virtual Tour business) to any other party without first offering to HVT first a right of first negotiation, as well as a right of first refusal in respect of any other offers received by iPIX for such patents. Any such assignment shall be subject to the Licenses hereunder.

4.2. Enforcement: iPIX shall use commercially reasonable efforts to enforce its Intellectual Property licensed under this Agreement. In the event of any infringement or threatened infringement of such Intellectual Property by a third party, iPIX shall have 30 days after notice from HVT (or such shorter period of time to the extent necessary to not prejudice HVT's rights) to commence legal


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         action against the infringing or potentially infringing party. If iPIX does not take such action in such time, HVT shall have the right to pursue such action, and iPIX shall render commercially reasonable assistance in connection with such action. The filing Party shall be entitled to keep any amounts that are recovered in such action subject to reimbursing the other Party for all reasonable out-of-pocket expenses incurred in rendering assistance in connection with such action. In the event either Party files a lawsuit against a third party under the Licensed Intellectual Property, the filing Party shall keep the other Party informed of material events for dialogue and comment. In any event, the filing Party shall provide advance notice of such lawsuit and shall provide copies of all pleadings.

4.3. Defense: iPIX and HVT shall use commercially reasonable efforts to defend against any lawsuit that accuses the Licensed Technology of infringing the intellectual property rights of a third party, subject to Section 8.2(b) (Indemnification). In the event either Party is served such a lawsuit, such Party shall promptly notify the other Party of such lawsuit and provide copies of all pleadings, and shall use commercially reasonable efforts to keep the other Party informed of material events for dialogue and comment.

4.4. Joinder: As HVT and iPIX both have an interest relating to the Intellectual Property and the Licensed Technology, the disposition of a lawsuit under Sections 4.2 or 4.3 in the absence of one Party may as a practical matter impair or impede the absent Party's ability to protect that interest or leave the absent Party subject to a substantial risk of incurring double, multiple, or otherwise inconsistent obligations. If the absent Party seeks joinder in a lawsuit under Sections 4.2 or 4.3, the other Party shall not oppose such joinder and shall, at the absent Party's request, provide commercially reasonable assistance to achieve such joinder.

4.5. Settlements: Neither Party shall settle any claims or disputes under this Article with a third party in respect of any Licensed Technology or licensed Intellectual Property without the other Party's prior written approval, which approval shall not be unreasonably withheld or delayed.

4.6. Marking: HVT agrees that for each article sold to an end-user covered by an iPIX Patent, it will use commercially reasonable efforts to affix thereon the word "patent" or the abbreviation "pat.", together with the number of the patent, or when, from the character of the article, this can not be done, by fixing to it, or to the package wherein one or more of them is contained, a label containing a like notice.

5.       CONFIDENTIAL INFORMATION

5.1. Trade Secrets: Nothing herein shall prevent iPIX from using, licensing, publishing or otherwise dealing with its own Trade Secret information to the extent such trade secret information relates to markets other than the Residential Real Estate Market within the United States.

5.2. Confidential Information: In the course of carrying out this Agreement, the PH&D Agreement, the Product Development Agreement, or the Preferred Escrow


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

         Agreement, one Party (the "Receiving Party") may be exposed to certain proprietary technologies, processes, software, trade secrets and/or know-how ("Confidential Information") of the other Party (the "Disclosing Party"). Confidential Information shall also include the terms, conditions and provisions of this Agreement but shall not include any information which:

         (a) Was publicly known or made generally available in the public domain prior to the time of exposure;

         (b) Becomes publicly known or made generally available to the public through no fault of the Receiving Party;

         (c) Is in the possession of the Receiving Party, without confidentiality restrictions, at the time of exposure as shown by competent evidence prior to the time of exposure; or

         (d)      Is independently developed by the Receiving Party.

5.3. Limited Use: The Receiving Party agrees not to use any Confidential Information for any purpose except in accordance with this Agreement. The Receiving Party agrees not to disclose any Confidential Information to third parties or to employees of the Receiving Party, except to authorized third parties under this Agreement and those employees for whom it is appropriate to disclose and permit the use of such Confidential Information for purposes of this Agreement. The Receiving Party shall not reverse engineer, disassemble, or decompile any the Disclosing Party's software or technology, except as contemplated in this Agreement.

5.4. Maintenance of Confidentiality: The Receiving Party shall take all commercially reasonable measures to protect the secrecy of and avoid unauthorized disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Receiving Party shall take at least those measures that it takes to protect its own most highly confidential information. The Receiving Party shall reproduce any proprietary rights notices on any approved copies of Confidential Information in the same manner in which such notices were set forth in or on the original.

5.5. Third Parties: To the extent permitted in this Agreement, Receiving Party may disclose Confidential Information to any permitted third parties only if prior to such disclosure, the third party executes a Non-Disclosure Agreement substantively in the form attached as Schedule
         5.5. Without limiting the Disclosing Party's remedies against third party's violations, the Receiving Party shall be liable for third party breaches as and to the extent set forth in Section 8.4.

6.       HEIGHTENED DUTY OF CONFIDENTIALITY FOR SOURCE CODE

6.1. Source Code: As any source code under this Agreement, including any derivatives, modifications or additions, ("Source Code") include many of the crown jewels (i.e. key assets) of iPIX's technology and contain extremely valuable and sensitive intellectual property of iPIX, HVT shall have a heightened duty to maintain the confidentiality of the Source Code. In addition to the other obligations under Section 5 (Confidentiality), HVT shall take the following steps to assure that the Source Code remains confidential:

         (a) HVT shall limit access to the Source Code and shall require its third party service providers to limit access to the Source Code only to those persons permitted access under this License Agreement ("Authorized Third Parties") and who are appropriate or necessary for HVT to exercise its rights hereunder. HVT shall require that each third party business or entity having access to any of the Source Code shall first complete and execute a Non-Disclosure Agreement Confidential substantially in the form attached hereto as Schedule 6.1, which HVT shall promptly deliver to iPIX via Express Mail.

         (b) At all times, HVT shall maintain or require its third party service providers to maintain a record of any and all copies of Source Code, including without limitation (i) uniquely identifying each computer or computer readable medium that contains any such copies, (ii) the location thereof, (iii) which aspects of the Source Code have been copied thereon, and
                  (iv) the names of the persons who have access to the Source Code. HVT shall deliver or require such third party to deliver a reasonably comprehensive and accurate copy of the report to iPIX on a quarterly basis.

         (c) All permitted copies shall remain only on the physical business premises of HVT or an authorized third party and no person shall be permitted to remove any copy. HVT shall reproduce all proprietary rights notices on any permitted copies of the Source Code in the same manner in which such notices were set forth in or on the original.

         (d) If HVT seeks for a third party to have access to the Source Code pursuant to the License Agreement, HVT shall first provide 14 days prior notice to iPIX identifying the third party and specifying why HVT seeks to disclose the Source Code to such third party.

         (e) Without limiting the iPIX's remedies against third party's violations, HVT shall be liable for third party breaches as and to the extent set forth in Section 8.4.

6.2. Exceptions: At any given time, Section 6.1 shall not apply with respect to a single third party provider for Processing Virtual Tours and a single third party provider for developing Licensed Technology (e.g. Productization), provided that HVT has used commercially reasonable efforts to cause such third parties to undertake a heightened duty of confidentiality set forth in Section 6.1.

7.       ROYALTIES AND PAYMENTS

HVT shall pay Service Royalties, Software Royalties, Key Royalties, and Other Royalties, unless iPIX has materially breached this Agreement after 60 days written notice by HVT specifying such breach, in which case such royalties may be offset to the extent HVT was damaged by such breach.

7.1. Service Royalties: Except as provided herein, HVT shall pay to iPIX "Service Royalties," which shall include the following components:

         (a) *

7.2.     Software Royalties: *

7.3.     Key Royalties: *

7.4. Other Royalties: In the event HVT distributes products or services utilizing Licensed Technology which products or services are not contemplated under Service Royalties, Software Royalties or Key Royalties ("Other Products and Services"), then the Parties will negotiate in good faith appropriate royalties for such Other Products and Services using the royalties in this Article 7 as guidelines ("Other Royalties"). If Other Royalties cannot be amicably reached, such Other Royalties will be determined through binding arbitration; provided, however, that during such arbitration HVT may distribute such Other Products and Services and will pay a interim royalty to iPIX in an amount equal to *

7.5. Minimum Annual Fee: Except as provided herein, with the exception of * the 2001 calendar year for which there shall be no minimum annual fee, HVT shall pay to iPIX a "Minimum Annual Fee" of which shall be measured on an annual basis and any deficiency paid within 30 days of the last day of each calendar year. With 30 days prior notice HVT may elect to terminate the obligation to pay the Minimum Annual Fee, but such election will not terminate the payment obligations in respect of Service Royalties, Software Royalties, Key Royalties and Other Royalties. From and after the date on which the obligation to pay the Minimum Annual Fee terminates, then * In measuring the Minimum Annual Fee, all amounts paid under the following shall be included:

         (1)      Service Royalties (Section 7.1);

         (2)      Software Royalties (Section 7.2);

         (3)      Key Royalties (Section 7.3);

         (4)      Other Royalties (Section 7.4); and

         (5)      Gross Up in Service Fees (as described in the PH&D Agreement).

7.6.     Exempted Royalties: *

7.7. Customer Billing: Billings for products or services subject to royalties under this Article shall be due net 30 days from delivery of such products or services.

7.8. Payments: Service Royalties, Software Royalties, Key Royalties, and Other Royalties shall be paid to iPIX on a calendar quarterly basis in arrears. All payments shall be made in U.S. currency.

         (a) Reports: For all Service Royalties, Software Royalties, Key Royalties, and Other Royalties in a given quarter, HVT shall prepare a report specifying the amounts due and how such amounts were calculated. Reports and corresponding payments for such amount due shall be due no later than one month after the quarter.

         (b) Delinquent Payments: Any delinquent payment by HVT or iPIX under this Agreement shall bear interest from the due date until paid at a rate of 10% per annum.

7.9. Auditing: HVT shall maintain accurate records and books of records with respect to the data upon which Service Royalties, Software Royalties, Key Royalties and Other Royalties are calculated. No more than once per calendar year, iPIX may hire a disinterested third party auditor that is a nationally recognized certified public accounting firm that has not had a business relationship with either Party in the 2 years prior to the audit to perform a reasonable inspection and auditing of the books and records of HVT relating to amounts due under Article 7 to verify compliance with Article 7 of this Agreement. HVT agrees to cooperate in such inspections and audits. All such audits shall be during normal business hours and on dates mutually agreed. Any payment discrepancy resulting from an audit shall be promptly paid. Each Party shall bear its own costs and expenses.

7.10. Set-Off: HVT shall have the right to set-off against and deduct from Service Royalties, Software Royalties, Key Royalties or other Royalties, and any all amounts owed by iPIX to HVT in respect of (i) the amounts paid by HVT relating to commissions as described in Section
         4.6 of the Acquisition Agreement ("Commissions") and (ii) any co-op or rebate payments made to brokers in respect of the Tour Backlog under the relevant agreements ("Co-op Payments"). HVT shall have the right to make the payments for Commissions and Co-op Payments, and if HVT does make such payments, it shall give written notice of reimbursement to iPIX (which written notice shall include the amount of any Commission and Co-op Payments made and the basis of calculation therefor) and if iPIX does not reimburse HVT within 5 business days of such notice, HVT may exercise the set-off right described above.

8.       WARRANTIES AND INDEMNIFICATION

8.1.     Warranties:

         (a) iPIX warrants that it or its Affiliates are the exclusive owners of the Patents, and that the Patents are valid as of the effective date. iPIX warrants that the Patents listed in
                  Schedule 2.7(A) and (B) constitute all of the Patents owned by iPIX as of the date hereof. iPIX warrants that it or its Affiliates own, will own, or will otherwise have the right to grant the Licenses to the Licensed Technology.

         (b) iPIX warrants that iPIX has the right to grant the Licenses and rights in this Agreement, and that it has not granted to any third party a license that conflicts with such Licenses and rights, including any prior licenses granted to Motorola, Inc. and Resort Condominiums, Inc.

         (c) Except as specified in paragraph (d) of Schedule 8.1, iPIX warrants that it has not received any threat, demand or notice of claim from any person or entity asserting that IPIX's use of any of the Licensed Technology constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the intellectual property rights of any other person or entity and iPIX is not party to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing by iPIX of any Licensed Technology, or which may affect the validity, use or enforceability of the Licensed Technology.

         (d) iPIX warrants that its goods, products and services provided under this Agreement or related agreements will not infringe the intellectual property rights of any third party, and will indemnify HVT from any such infringement as provided in
                  Section 8.2(b).

         (e) iPIX represents and warrants that (i) the Licensed Technology includes all technology necessary or appropriate for capturing, creating and viewing Virtual Tours and (ii) its proprietary Hosting and Distribution (each as defined in the PH&D Agreement) technologies are not necessary to Host or Distribute the Virtual Tours and that other non-proprietary technologies could be commercially obtained to Host and Distribute such Virtual Tours.

         (f) iPIX represents and warrants that there is no Other Viewing Technology that iPIX is currently developing or has plans to develop, that is an advancement over the Virtual Tour Technology (i.e. not satisfying the definition of Virtual Tour Technology).

         (g) iPIX warrants that the Licensed Technology delivered to HVT or into escrow under this Agreement or the Preferred Escrow Agreement shall be in compliance with applicable law and shall be prepared in a good and workman-like manner and free from harmful or deleterious viruses or programming routines.

8.2.     Indemnification:

         (a) In the event that either Party breaches any representation, warranty, covenant or agreement in this Agreement, the breaching Party agrees to indemnify the other Party, its affiliates, together with their respective directors, officers, employees, managers, agents, permitted licensees and sublicensees and advisors ("Indemnified Parties"), and hold them harmless from, against and with respect to any and all direct and actual losses arising out of such breach of any representation, warranty, covenant or agreement.

         (b) In the event that any goods, products and services provided under this Agreement or related agreements to HVT by iPIX or its Affiliates are accused of infringing the intellectual property rights in a claim or cause of action by a third party and HVT provides notice that it seeks iPIX's indemnification, iPIX shall have the option of indemnifying HVT and its Indemnified Parties in respect of such claim or cause of action as follows: (i) iPIX shall secure licenses to such intellectual property rights; or (ii) iPIX shall defend against such claim or cause of action. If iPIX opts to defend, iPIX shall pay for and control the legal defense to such claim or cause of action subject to HVT's approval which shall not be unreasonably withheld or delayed, including without limitation attorney selection, strategy, discovery, trial, appeal, and settlement, and HVT shall, at iPIX's cost and expense (with respect to reasonable out of pocket costs and expenses incurred by HVT), provide all commercially reasonable assistance requested by iPIX. If iPIX fails to assume the defense of the lawsuit or action within fifteen (15) calendar days after receipt of the claim notice, HVT will (upon delivering notice to that effect to iPIX) have the right to undertake, at iPIX's cost and expense, the defense, compromise or settlement of the lawsuit or action on behalf of and for the account and risk of iPIX, and iPIX shall, at iPIX's cost and expense, provide all commercially reasonable assistance requested by HVT; provided, however, that the claim or action will not be compromised or settled without the written consent of iPIX, which consent will not be unreasonably withheld, conditioned or delayed. If HVT assumes the defense of the claim or action, then HVT will keep iPIX reasonably informed as to the progress of any such defense, compromise or settlement. In the event of an award of damages against HVT or its Indemnified Parties is payable that may result from any such claim or cause of action, iPIX shall pay and be liable for all such damages, except for any portion of such damages that the court has found was caused by modifications to or combinations of Licensed Technology with any other technology or services by HVT or its Indemnified Parties (unless expressly consented to by iPIX in writing).

         (c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR ITS REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF INFORMATION OR OTHER PECUNIARY LOSS), EVEN IN THE EVENT THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                  **

8.3.     Indemnification Procedures:

         (a) Any claim for recovery pursuant to Article 8 will be made promptly after discovery of the circumstances underlying such claim in a written statement signed by the Party seeking indemnification, which will specify in reasonable detail the information relating to such claim possessed by the Party seeking indemnification. The failure of the Indemnified Party to give timely notice hereunder for any purpose will not affect rights to indemnification hereunder, except to the extent such failure materially and adversely prejudices the Indemnifying Party. No lawsuit or action will be compromised or settled without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

         (b) At the time of delivery of notice of a claim of a loss hereunder the Party against whom such claim is made will respond to the claiming Party within fifteen (15) days following receipt of such notice. If there is no dispute of such claim, the indemnifying Party will promptly make payment to the other Party. Upon receipt of a disputed claim, the Party will deliver, in good faith, to the claiming Party a written statement responding to the claim and presenting the basis of reasonable dispute of the terms thereof. The Parties will attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Parties cannot agree upon a settlement of any claim within thirty (30) days thereafter, the Parties will submit such dispute to arbitration. The provisions of this subsection (b) shall not apply to claim or cause of action that is described in Section 8.2(b) which Section 8.2(b) shall govern in respect of such claims or causes of action.

8.4.     Liability for Third Party Actions:*

9.       CESSATION

9.1. Cessation: In the event that iPIX elects to cease offering and supporting products and services under this Agreement, iPIX shall provide HVT at least 6 months advance written notice, and upon such cessation, HVT shall no longer be obligated to make payments under
         Article 7 (Royalties), and the PH&D Agreement and Product Development Agreement shall terminate. iPIX's written notice shall be a release event under the Preferred Escrow Agreement.

9.2. Deemed Cessation: iPIX shall make ongoing commercially reasonable efforts to create Improvements such that the Licensed Technology supports the most widely used browsers and operating systems in the United States. As long as the provisions of Section 3.5 (Future Licenses) are in effect, iPIX will be deemed to have ceased offering and supporting products and services under Section 9.1 if iPIX's Virtual Tour Technology is not compatible with the set of pervasively used viewing technologies used by at least 51% of the users of the personal computers or other popular viewing devices in the United States Residential Real Estate Market. HVT must provide notice to iPIX specifying such non-compliance, where such notice shall include competent supporting evidence and documentation. iPIX shall have 90 days to remedy any such non-compliance; provided, that if iPIX has not remedies such non-compliance within such 90 day period but has provided written evidence reasonably satisfactory to HVT that iPIX has made substantial and reasonable progress in such compliance and provides reasonable assurances that iPIX will be able to fully comply within an additional 30 day period, iPIX shall have an additional 30 days to so comply.

10.      MISCELLANEOUS

10.1. Term: This Agreement shall commence upon mutual execution by the Parties of this Agreement and shall remain in effect in perpetuity unless mutually terminated.

10.2. Non-Transferable: Except as expressly provided herein, this Agreement may not be assigned by either Party, except as part of a corporate reorganization, consolidation, merger or sale of substantially all related assets used in the Virtual Tour business (for the purposes of this Section in respect of iPIX, Virtual Tour shall not be limited to Residential Real Estate) or all stock of the assigning Party, and the assigning Party shall provide notice of such assignment to the other Party. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

10.3. Governing Laws: This Agreement shall be construed under and governed by the laws of the State of California.

10.4. Binding Arbitration: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled through binding arbitration in Los Angeles County before three arbitrators and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, including the Emergency Interim Relief Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Either Party may elect to have any arbitration scheduled and resolved on expedited basis and such expedited arbitration shall not be opposed by the other Party. The arbitrators may, in their discretion, award costs and fees, including attorneys fees, under the standards of Rule 11 of the Federal Rules of Civil Procedure or similar rules of the American Arbitration Association, if any. ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE PARTIES ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. The Parties hereby agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the Parties at its address provided in Section 10.5, such service being hereby acknowledged by to be sufficient for personal jurisdiction in any action against the Parties in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Parties to bring proceedings against the other in the courts of any other jurisdiction.

10.5. Notices: All notices under this License Agreement must be in writing to the other Party's General Counsel through (i) personal service, or (ii) via certified mail, return receipt requested, addressed to the Party's corporate headquarters. Notice shall be effective upon personal service or delivery of the certified mail, as the case may be.

10.6. Force Majeure: A Party shall not be liable for any delay or failure to perform its obligations in this Agreement if such delay or failure to perform is due to any cause or condition reasonably beyond that Party's control, including, but not limited to, acts of God, war, government intervention, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials.

10.7. Unenforceability: It is intended that this Agreement shall not violate any applicable law. If, at any time or for any reason, any provision becomes unenforceable or invalid, such provisions shall be amended to bring them into legal compliance and to preserve to the maximum extent possible the intent of the Parties and the remaining provisions shall remain unaffected and continue with the same effect as if such unenforceable or invalid provision had not have been inserted herein.

10.8. No Waiver: Failure of either Party to exercise its rights under this Agreement shall not be construed as a waiver of that Party's rights, including without limitation the right to seek remedies arising from past, present or future breach by the other Party.

10.9. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.10. Headings: The headings and captions in this Agreement are for convenience purposes only, and shall not be used to construe the terms of this Agreement.

10.11. Entire Agreement: This Agreement and its Schedules contain the entire understanding between the Parties with respect to the matters contained herein. This Agreement supercedes all prior agreements between the Parties, whether oral or written, express or implied, as to the matters contained herein. No waiver, consent, modification, amendment or change of the terms of this Agreement shall be binding unless in writing and signed by the Parties.

10.12.   *

As duly authorized representatives of the Parties and after consultation with their respective legal counsel, the undersigned declare that they understand and agree to be bound by the Agreement as an enforceable contract.


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

INTERNET PICTURES CORPORATION              HOMESTORE VIRTUAL TOURS, INC.



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Name                                       Name



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